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                        [SMARTFLEX SYSTEMS INCORPORATED]

                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                        CONTACT:   JOHN HOHENER (CFO, SMARTFLEX)
                                                                  (714) 838-8737


    RICHARDSON APPOINTED EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

TUSTIN, CA -- March 3, 1998 -- Smartflex Systems, Inc. (Nasdaq: SFLX) announced today that Anthony Richardson has joined the Company's management team as Executive Vice President and Chief Operating Officer.

In this capacity, Richardson will have primary responsibility for worldwide operations, marketing, sales and business development. He will partner with William L. Healey, Chairman of the Board, President and Chief Executive Officer and other members of the Company's management team to focus on the Company's business growth as well as its strategic and financial positioning in the coming years.

Richardson comes to Smartflex with more than twenty years at Raychem Corporation, a material sciences company. At Raychem, he was successful in various management roles including Director of Operations, Director of Sales and Marketing, and General Manager for businesses in Asia, North America, South America, Europe and the Middle East. Over the past few years he has focused heavily on developing businesses in Japan and Asia.

Educated in England, and qualified in Industrial and Electrical engineering, Richardson held senior level positions in engineering and operations at Hawker Siddeley Aviation and Rank Xerox before moving to the San Francisco Bay area to join Raychem.

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William L. Healey, Chairman of the Board, President and Chief Executive Officer,
in welcoming Richardson to the Smartflex team said, "Tony brings to Smartflex a wealth of experience in sales, marketing and strategic business development, both in the domestic and international arena. He will be an outstanding addition to our leadership team."

Smartflex Systems, Inc., headquartered in Tustin, California, is a technology leader in electronic manufacturing services. Smartflex specializes in developing and automating the precision assembly of comprehensive interconnect solutions, utilizing precision surface mount and direct chip attach technologies on multiple circuit substrates. The Company provides custom design and turnkey manufacturing services through its worldwide facilities to customers who develop and manufacture compact, high performance electronic products. For more information contact the Company's Web site at http://www.smartflex.com.